Exhibit 10.4

SPANISH SALE AGREEMENT

In Madrid, on 8th September 2009.

Before me, Mr./Ms. Andres de la Fuente O’Connor, Public Notary of the Association of Notaries of Madrid, resident in Madrid,

APPEARS:

Mr. Ignacio Barrera], of legal age, of Spanish nationality, married, with professional address at Barcelona (España), calle Folgarolas nº 8-10, holder of National Identity Card 39308437-B in force; and

MR. Francisco G. Prol, of legal age, of Spanish nationality, single, with professional address in Madrid, at Calle Ebro, nº 3, holder of National Identity Card/Passport number 01487632-S, in force.

ACTING:

Mr. Ignacio Barrera, for and on behalf of:

- A company of Spanish nationality named JohnsonDiversey España S.L, with registered address at Madrid, Calle Orense, nº 4 (hereinafter, the “Spanish Originator”). The Said company is registered in the Companies Registry of Madrid, in Volume 6658, Sheet 90, Page number M-108378.This company’s Tax Identification Number is B28247849.

- A limited liability company organized under the laws of Ireland, with its principal office in Dublin (Ireland) at 7 exchange place, 1st  floor, IFSC, Dublin 1.(hereinafter, “JDER Limited”), pursuant to a power of attorney duly notarised and apostilled, granted before the Notary Public of Dublin, Mr. David Walley, dated 29 July 2009.

MR. Francisco G. Prol, for and on behalf of NORDDEUTSCHE LANDESBANK GIROZENTRALE, a limited liability company organized under the laws of the State of New York, with its New York office in New York, at 1114 Avenue of the Americas, Floor 37 (hereinafter, the “Agent”), pursuant to a power of attorney duly notarised and apostilled, granted before the Notary Public of New York (United Sates), Ms. Bianca Kunth, , dated 26 August 2009.

The Spanish Originator, JDER Limited and NORDDEUTSCHE LANDESBANK GIROZENTRALE shall hereinafter be referred to jointly as the “Parties”.

These persons have, in my judgment, the necessary legal capacity for this act and to this end.

WHEREAS

I.-	The Spanish Originator has originated and is the owner of certain Receivables and, within the frame of a credit securitization transaction (“Securitization Operation”), desires to offer to sell, transfer and assign to JDER Limited all of the Spanish Originator’s right, title and ownership in and to a pool of Receivables originated by it pursuant to its commercial activities, and to the extent that such Receivables are “Eligible Receivables,” as set forth herein, JDER Limited is willing to purchase such Eligible Receivables.

II.-	The Parties have agreed to set forth, among other things, in this Spanish Sale Agreement (the “Spanish Sale Agreement”), the terms and conditions under which the Spanish Originator shall sell, transfer and assign its right, title and ownership in, to and under such Eligible Receivables to JDER Limited, which, notwithstanding the necessity to formalise any subsequent Assignment Deeds (as defined herein), is meant to be the master sale and transfer agreement between the Spanish Originator, as seller and JDER Limited, as purchaser.

III.-	Within the frame of the said Securitization Operation, upon previous acquisition from the Spanish Originator and pursuant to an agreement named “Receivables Purchase Agreement” (hereinafter, the “Receivables Purchase Agreement”), JDER Limited will then transfer to Hannover Funding Company LLC (the “Purchaser”), the Eligible Receivables purchased and acquired from the Spanish Originator under this Spanish Sale Agreement. The Spanish Originator, as Originator of the credits sold, and NordDeutsche Landesbank Girozentrale, as Agent, amongst others, appeared before the Notary Public of Madrid, Mr. Andrés de la Fuente O’Connor and such Receivables Purchase Agreement has been simultaneously, in the same act, formalised in a public deed granted before such notary, in the date hereof.

The Parties to this Spanish Sale Agreement declare they know and agree to the terms of the Receivables Purchase Agreement as they are a party to it.

IV-

A “Servicing Agreement” has also been executed by JDER Limited and the Spanish Originator (acting as a Servicer) whereby JDER Limited appoints the Spanish Originator and other Originators as Servicers, that is, to allow them to collect and manage collections of said Receivables under the Receivables Purchase Agreement. Such agreement has been also formalized in a public deed granted in the date hereof, simultaneously, in the same act, before the Notary Public of Madrid, Mr. Andrés de la Fuente O’Connor.

The parties to this Spanish Sale Agreement declare they know and agree with the contents of the Servicing Agreement as they are a party to it.

V-	The Spanish Originator and JDER Limited intend that the execution by the Spanish Originator, as seller and by JDER Limited as purchaser of this Spanish Sale Agreement and each Assignment Deed (as defined herein) shall constitute a true sale from the Spanish Originator to JDER Limited of the Eligible Receivables listed on the list of Purchased Receivables attached to each Assignment Deed, providing JDER Limited with the full ownership of each such Eligible Receivables. The Spanish Originator and JDER Limited do not intend any of the transactions contemplated by this Spanish Sale Agreement to be characterised for any purpose as loans from JDER Limited to the Spanish Originator.

VI.-	This being set forth, and in order to set out the terms on which the Spanish Originator may sell and JDER Limited may purchase, the Eligible Receivables, the Parties, have agreed to execute this SALE AND TRANSFER DEED (hereinafter called the “Spanish Sale Agreement”), which, notwithstanding the necessity to formalise any subsequent Assignment Deeds (as defined in Clause 1.5 below), is meant to be the master sale and transfer agreement between the Spanish Originator, as seller and JDER Limited, as purchaser, according to the following,

CLAUSES

FIRST.- SALE AND TRANSFER OF RECEIVABLES.

1.1	Capitalized terms not defined herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

1.2	On the terms and subject to the conditions set forth herein, in particular the payment of the Purchase Price payable pursuant to Clause 2, on the relevant Payment Date (as defined in Clause 2.1 below), the Spanish Originator hereby sells and transfers to JDER Limited, without recourse, and JDER Limited purchases from the Spanish Originator, and accepts the transfer of, on any Payment Date occurring prior to the Facility Termination Date (as defined in the Receivables Purchase Agreement), all of the Spanish Originator’s present and future credit rights deriving from (hereinafter the “Credit Rights”):

(i) each Eligible Receivable of the Spanish Originator that existed and was owing to the Spanish Originator at the closing of the Spanish Originator’s business on the date of the initial Payment under the Receivables Purchase Agreement;

(ii) each Eligible Receivable thereafter generated by the Spanish Originator from and including the date of the initial Payment under the Receivables Purchase Agreement until the Facility Termination Date; and

(iii) all Collections and proceeds with respect to any of the foregoing and all amounts on deposit in the Spanish Originator Collection Accounts (detailed in Annex IV) representing proceeds of such Eligible Receivables, and all certificates and instruments, if any, from time to time, evidencing such amounts on deposit in the Spanish Originator Collection Accounts.

The items described in clause (iii) may be referred to collectively as the “Related Rights”, and the Related Rights together with the items described in clauses (i) and (ii) may be referred to collectively as the “Receivables Property.” For the purposes hereof, “Offered Receivables” means, on any date, all Eligible Receivables which have come into existence on or before the relevant date and which have not previously been sold to JDER Limited in accordance with this Spanish Sale Agreement.

For the avoidance of doubt, Excluded Receivables shall not be offered for sale to JDER Limited, nor shall Excluded Receivables be capable of being purchased by JDER Limited hereunder.

1.3	The Spanish Originator (or its duly authorised designee) will, by no later than 5:00 p.m. (Madrid time) on each Business Day prior to the Facility Termination date on which Eligible Receivables are available for sale to JDER Limited (each such day, an “Offer Date”) pursuant to a daily report, or by such later time as may be agreed between the Spanish Originator, JDER Limited and the Agent, deliver to JDER Limited and the Agent (by facsimile or electronic mail, with a copy to each of the Agent and the Servicer) a list of Eligible Receivables to be sold signed (in photostatic form) by the Spanish Originator (or its duly authorised designee) which shall list Eligible Receivables existing at close of business on the prior Business Day and fulfilling all other requirements detailed in Annex III (each such list, a “Global Letter of Offer”). Delivery of a Global Letter of Offer by the Spanish Originator in the manner described in this Clause 1.3 shall constitute due execution of such Global Letter of Offer for the purposes of this Spanish Sale Agreement.

The delivery of a Global Letter of Offer will constitute an irrevocable offer to sell, transfer and assign (and by way of assignment), without recourse (except to the extent expressly provided herein) to JDER Limited for the Purchase Price set forth pursuant to Clause 2 on the terms and subject to the conditions set forth in this Spanish Sale Agreement, all of the Spanish Originator’s right, title and ownership in, to and under the Eligible Receivables included in such Global Letter of Offer.

Prior to the existence of a Termination Event, the Agent will have the option in two occasions, to require from JDER Limited the delivery of the original, signed hard copies of each Global Letter of Offer signed since the last Assignment Deed granted before a Spanish notary. Such delivery by JDER Limited to the Agent shall occur within two Calendar Days upon requirement from the Agent.

1.4	To this effect, the Spanish Originator hereby unconditionally appoints each of the Offer Signatories with effect on and from the Closing Date as its lawful attorney with full power and authority in its name and for and on its behalf to, jointly and severally, execute the Global Letter of Offer and do such lawful acts and things (including, without limitation, execute any document) as the Spanish Originator shall from time to time think necessary, appropriate or desirable in all respects to effect the sale of Eligible Receivables under the terms of this Spanish Sale Agreement.

The Spanish Originator intends that the Global Letter of Offer and any other documents to be executed by the Offer Signatories under the authority granted in this clause 1.4 shall bind the Spanish Originator and have the same effect as if they had been validly executed by the Spanish Originator in accordance with the rules relating to the valid execution which apply to the Spanish Originator under the laws of Spain.

The power of attorney granted in this clause 1.4 shall endure for the term of this Spanish Sale Agreement.

For the avoidance of doubt, the power of attorney granted in this clause 1.4 is given in addition to (and not in substitution for) any prior or future authority granted by the Spanish Originator to any of its directors or officers to execute the Global Letter of Offer or to undertake any of the other actions contemplated by this clause 1.4.

For the purpose of this Clause 1.4:

a) “Global Letter of Offer” means the letter of offer in the form annexed at Annex VI.

b) “Offer Signatories” means any of the following individuals or any other signatory consented to by the Agent from time to time, consent not to be unreasonably withheld:

- Mark Layton, of full age, of British nationality, with business address in The Netherlands, at Maarssenbroeksedijk 2, 3542 DN Utrecht.

- Paul Feider of full age, of USA nationality, with business address in The USA at 8310 16th Street, Sturtevant, WI 53177.

- Jennifer Tomaloff of full age, of USA nationality, with business address in The USA at 8310 16th Street, Sturtevant, WI 53177.

- Kathleen Powers of full age, of USA nationality, with business address in The USA at 8310 16th Street, Sturtevant, WI 53177.

- David Schultz of full age, of USA nationality, with business address in The USA at 8310 16th Street, Sturtevant, WI 53177.

1.5	The delivery of each Global Letter of Offer to JDER Limited and the subsequent payment, in the terms set forth under Clause 2.1. below, of the Purchase Price agreed will complete the sale and transfer to JDER Limited of the Credit Rights deriving from the relevant receivables included in such Global Letter of Offer (once sold, the “Purchased Receivables”), which will be considered as thereby sold and transferred by the Spanish Originator to JDER Limited.

1.6	Without prejudice to the effectiveness of the sale and transfer of the Credit Rights deriving from the Purchased Receivables between the Spanish Originator, and JDER Limited, and for the purposes of Article 1,526 of the Spanish Civil Code, the Spanish Originator and JDER Limited hereby agree to execute periodical Assignment Deeds (each an “Assignment Deed”) substantially in the form attached to this Spanish Sale Agreement as Annex I (English version- Spanish version), being considered this Spanish Sale Agreement as the first Assignment Deed for the referred purposes in respect to the Receivables included in Annex VII (which includes an identification of the Receivables transferred to JDER Limited on this date and the Purchased Price paid on the date hereof).

To this effect, the Spanish Originator hereby declares that on the date hereof it has transferred right, title and ownership of the Purchased Receivables to JDER Limited, who has acquired them, in accordance with the provisions of Articles 347 and 348 of the Spanish Commercial Code and corresponding under the Spanish Civil Code, being, therefore, the Spanish Originator responsible for the existence and legitimacy of the credit, but not for the Obligor’s solvency, under the terms and conditions of the Spanish Sale Agreement, and regarding the Purchased Receivables represented by draft instruments (título-valor o documento cambiario) or in any document or instrument that has the purpose of transferring funds (instrumentos con función de giro), in accordance with the provisions of Article 24 of the Spanish Ley Cambiaria y del Cheque.

The Spanish Originator expressly acknowledges that all the rights, title, ownership and other rights of the Spanish Originator relating to the Purchased Receivables specified above, have been transferred to JDER Limited and acquired by it on the date hereof. JDER Limited thus, has acquired full legal, right, title and ownership in all rights, title, ownership (“propiedad plena”) and other rights of the Spanish Originator relating to the Purchased Receivables specified above.

1.7

The Assignment Deeds foreseen in Clause 1.6 above shall be granted, only in its Spanish version, before a Spanish Notary Public (Notario) designated by JDER Limited and the Spanish Originator on or about the 10th and 25th Calendar Day of January, February, March, April, June, October and November and on or about the 25th Calendar Day of July, August, September and December. The execution of each Assignment Deed will be notified to the Agent by JDER Limited in the way foreseen in Receivables Purchase Agreement.

Each Assignment Deed shall attach a Receivables list including a full list of all Purchased Receivables which Credit Rights have been acquired by JDER Limited from the last Assignment Deed granted up to the Payment Date on which the Assignment Deed is granted. The above-mentioned Receivables list will include, separately, those Receivables evidenced by cheques, Notes, Bill of Exchange or any other similar document (hereinafter, “Spanish Draft Instruments”).

For the avoidance of doubt, it is hereby agreed that in the case Purchased Receivables are evidenced by Spanish Draft Instruments, the Spanish Originator will immediately (or, within a maximum three days delay) deliver to JDER Limited the direct possession of such Spanish Draft Instruments, duly endorsed according to Spanish law in favour of JDER Limited or any other Person indicated by it immediately upon receiving such request from JDER Limited.

1.8	All costs and expenses arising out of the preparation, drawing up, execution and notarisation of any present or future Assignment Deed or, including, without limitation the fees of any Spanish Notary Public (Notario), including possible notifications to be made by the latter, shall be borne by the Spanish Originator.

The Receivables lists to be attached to each Assignment Deed will include, at least, the following information regarding each Purchased Receivable transferred by the Spanish Originator:

(i)	Subject to Clause 5.2 below, the name of the obligor under the Purchased Receivable (“hereinafter, the “Obligor”);

(ii)	the address of the Obligor;

(iii)	the Outstanding Balance of the Purchased Receivables (including VAT);

(iv)	the original due date of the Purchased Receivables;

(v)	the invoice number;

(vi)	the issue date of the invoice; and

(vii)	the number of the Obligor’s account in the books of the Spanish Originator.

SECOND.- PAYMENT OF PURCHASE PRICE

2.1.	On each Business Day on which the Credit Rights deriving from the Purchased Receivables are sold and transferred to JDER Limited under Clause 1 above (the “Payment Date”), JDER Limited shall pay to the Spanish Originator the Purchase Price for the Purchased Receivables of the Spanish Originator existing on such Payment Date and generated by the Spanish Originator since the immediately preceding Payment Date. Such Purchase Price may be satisfied either fully in available cash funds or partially in cash (in an amount at least equivalent to 75% of the face value of such Eligible Receivables determined in accordance with GAAP (Plan General Contable)) with the balance being left outstanding and represented by a promissory note in the form of Annex V hereto, in favour of the Spanish Originator with an initial principal balance equal to the remaining Purchase Price (such promissory note, as it may be amended, supplemented, amended and restated or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefore or renewal thereof in accordance with the Transaction Documents, being herein called the “Spanish Company Note”).

For the avoidance of doubt the Spanish Company Note will, for the purposes of this Clause 2.1, be deemed to be cash to the extend that JDER Limited repays amounts outstanding under the Spanish Company Note from Available Collections (to the extend it is permitted to do so) pursuant to the terms of the Receivables Purchase Agreement.

For the avoidance of doubt, the Parties agree that any default of payment under the Spanish Company Note will not be considered as an event of default under this Spanish Sale Agreement but on the contrary any consequence will be regulated within the Spanish Company Note.

The Spanish Originator is hereby authorized by JDER Limited to make on the Spanish Company Note, on each Payment Date, an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make any such notation shall not affect any obligation of JDER Limited. On each Payment Date subsequent to the date hereof, on the terms and subject to the conditions set forth in this Spanish Sale Agreement, JDER Limited shall pay to the Spanish Originator the Purchase Price for the Purchased Receivables of the Spanish Originator existing on such Payment Date and generated by the Spanish Originator since the immediately preceding Payment Date:

1.- first, in immediately available funds to the extent JDER Limited has such funds available therefore and such payment is not prohibited under the Receivables Purchase Agreement; and

2.- second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the Spanish Company Note shall be automatically increased by an amount equal to such remaining Purchase Price.

The Parties agree that the Purchase Price to be paid by JDER Limited to the Spanish Originator shall be determined in accordance with the following formula:

PP      =         OB x (1-DF),

(a)	where:

PP	=	Purchase Price for each Purchased Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Purchased Receivable on the relevant Payment Date (Outstanding Balance is defined, as (i) the outstanding balance of such Purchased Receivable reduced by the amount of any and all available, unused discounts or credits relating to such Purchased Receivable, provided that the result is greater than zero, or (ii) zero

DF	=	A percentage (the “Discount Factor”) calculated to provide JDER Limited with a reasonable return on its investment in the Eligible Receivables sold hereunder after taking account of (i) the time value of money based upon the anticipated dates of collection of such Eligible Receivables and the cost to JDER Limited of financing its investment in such Eligible Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Spanish Originator and JDER Limited may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of any sale of Eligible Receivables by the Spanish Originator to JDER Limited which occurred during any Calculation Period ending prior to the Calculation Period during which the Spanish Originator and JDER Limited agree to make such a change.

The Spanish Originator and JDER Limited hereby agree that the Purchase Price payable by JDER Limited pursuant to, and in accordance with, this Clause 2 shall be inclusive of all value added taxes (IVA) and comparable or similar Taxes and that (A) JDER Limited shall have no responsibility to pay any additional amount in respect of any such Taxes, and (B) in the event that any such Taxes are payable with respect to the payment or receipt of any such Purchase Price, the Spanish Originator shall promptly pay such Taxes in full or, to the extent such Taxes have already been paid by any other Person legally obligated to pay such Taxes, the Spanish Originator shall promptly reimburse such Person in full, whether out of such Purchase Price received by it or otherwise.

All amounts expressed to be payable under the Spanish Sale Agreement by the Spanish Originator to JDER Limited which (in whole or in part) constitute the consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, if VAT is chargeable on any supply made by JDER Limited to the Spanish Originator under this Spanish Sale Agreement, the Spanish Originator shall pay to JDER Limited (in addition to such amounts) an amount equal to the amount of the VAT against an appropriate VAT invoice provided by JDER Limited to the Spanish Originator.

2.3.	The Spanish Originator undertakes to endorse to JDER Limited in blank each bill of exchange, promissory note and similar Spanish Draft Instrument (título-valor o documento cambiario) or instrument that has the purpose of transferring funds (instrumento con función de giro) it receives in relation to any Related Security and to deliver each Spanish Draft Instrument to JDER Limited in accordance with this Spanish Sale Agreement (specially under paragraph 3 of Clause 1.7 above).

2.4

If, on the day of purchase of any Purchased Receivable from the Spanish Originator, any of the representations or warranties set forth in Clause 4 are not true with respect to such Purchased Receivable or as a result of any action or inaction of the Spanish Originator, on any subsequent day, any of such representations or warranties is no longer true with respect to such Purchased Receivable, then the Spanish Originator shall, as soon as reasonably practicable but within no later than two (2) Spanish Originator Business Day, shall deposit immediately available funds in the Collection Account detailed in Annex IV (hereinafter called the “Collection Account”), in an amount equal to the Outstanding Balance of such Purchased Receivable, for application to the same extent as if collections of such Purchased Receivable in such amount had actually been received on such date.

If, on any day, the Outstanding Balance of any Purchased Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, damaged, rejected, returned goods or services, or any discount, rebate, credit, counterclaim, billing error or other adjustment made by the Spanish Originator, JDER Limited (other than as a result of repayment or as a result of the inability of the Obligor to make payment (i.e., a credit loss)) or any setoff or dispute between the Spanish Originator and any Obligor, then the Purchase Price with respect to such Purchased Receivable shall be reduced by the amount of such net reduction and shall be accounted to the Spanish Originator

Any reduction in the Purchase Price of any Purchased Receivable pursuant to the above shall be applied as a credit for the account of JDER Limited against the Purchase Price of Purchased Receivables subsequently purchased by JDER Limited from the Spanish Originator; provided, however if there have been no purchases of Purchased Receivables from the Spanish Originator (or insufficiently large purchases of Purchased Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

i)	to the extent of any outstanding principal balance under the Company Note payable to the Spanish Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note payable to the Spanish Originator; or

ii)	after making any deduction pursuant to clause (i) above, shall be paid in cash to JDER Limited by the Spanish Originator in the manner and for application as described in the following provision;

provided, further, that at any time (a) when a Termination Event or Unmatured Termination Event exists or (b) on or after the date on which the Receivables Purchase Agreement has terminated, the amount of any such credit shall be paid by the Spanish Originator to JDER Limited to the same extent as if Collections of the applicable Purchased Receivable in such amount had actually been received on such date.

THIRD. - REPURCHASES.

3.1.	Subject to the restrictions described in Section 3.2 below, the Spanish Originator shall, prior to the occurrence of a Termination Event (as defined in the Receivables Purchase Agreement detailed in Whereas III), have the right, but not the obligation, to request JDER Limited to sell it one or more Purchased Receivables purchased by JDER Limited to the Spanish Originator and that have become Defaulted by delivering by no later than 5:00 p.m (Madrid Time) on any Offer Date, a written request (a “Repurchase Request”), provided that, solely with respect to Receivables which have become Defaulted Receivables, such right shall be exercised by the Spanish Originator only for Defaulted Receivables in respect of which VAT bad debt relief is, in an objective view of the Spanish Originator, likely to be available to it and the parties agree and acknowledge that such circumstances are likely to arise only on an exceptional basis.

3.2.	The repurchase procedure will be the following:

Except to the extent expressly set forth herein, the Spanish Originator shall not have any right or obligation under this Spanish Sale Agreement, by implication or otherwise, to repurchase from JDER Limited any acquired Purchased Receivables after it is transferred to JDER Limited hereunder.

Following receipt by JDER Limited of such Repurchase Request from the Spanish Originator, the latter shall pay on the next Settlement Date to the relevant Collection Account an amount equal to the Purchase Price paid in respect of each Receivable described in such Repurchase Request, less any Collections (which shall be retained by JDER Limited) previously received with respect to each such Receivable (the “Repurchase Amount”) and JDER Limited shall take or perform such necessary steps, procedures and formalities, and deliver any necessary documents so as to validly effect the repurchase of each such Receivable. Any such action shall be at the expense of JDER Limited and any transfer of the relevant Purchased Receivables shall be without representation by or recourse to JDER Limited. Transfer to the Spanish Originator of title and ownership in and to those Purchased Receivables shall occur immediately upon payment of the Repurchase Amount on such Settlement Date.

If the Spanish Originator has repurchased a Defaulted Receivable pursuant to the provisions of this Clause 3.2 and, subsequently, the Spanish Originator receives the whole or any part of such Defaulted Receivable, the Spanish Originator shall retain for its account the amount of such recovery.

Notwithstanding any provision to the contrary in this Spanish Sale Agreement, if the Repurchase Amount corresponding to the Purchased Receivables relating to any Repurchase Request is not paid in full by the Spanish Originator on the applicable Settlement Date, no repurchase of said Purchased Receivables shall take place on such Settlement Date. In such circumstances, the Spanish Originator SL shall indemnify JDER Limited for costs the latter incurred directly or indirectly as a result of such failure.

FOUR. - REPRESENTATIONS AND WARRANTIES.

A. REPRESENTATIONS AND WARRANTIES, COVENANTS

The Spanish Originator hereby represents and warrants on the date of this Spanish Sale Agreement to JDER Limited and the Agent:

4.1	It is duly incorporated and validly existing under the laws of Spain and is duly qualified to do business, and is qualified in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not have a Material Adverse Effect.

4.2	The execution, delivery and performance of this Spanish Sale Agreement and the other Transaction Documents to which it is a party in its capacity as Originator (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on its part, (iii) do not contravene or result in a default under or conflict with (1) its organizational documents, (2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting it or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, unless in each case such continuation, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) with respect to it, do not result in or require the creation of any Adverse Claim (other than Permitted Adverse Claims) upon or with respect to any of its properties and (v) are in its commercial interest. This Spanish Sale Agreement and the other Transaction Documents to which it is a party in its capacity as Originator have been duly executed and delivered by it.

4.3.	It has not failed to obtain any licenses, permits, approvals, consents, franchises or other governmental agency or body authorizations having jurisdiction over it necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect.

4.4.	No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by it of this Spanish Sale Agreement or the other Transaction Documents to which it is a party in its capacity as Originator, except (i) for actions taken or referred to in Exhibit II of the Receivables Purchase Agreement, all of which have been (on or before the Closing Date) duly made or taken and are in full force and effect and (ii) where the failure to have obtained any such authorization or approval or taken any such action or made any such filing or notice would not have nor would be reasonably likely to have a Material Adverse Effect.

4.5.	Both before and after giving effect to any sale and purchase hereunder, it shall be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become due.

4.6.	This Spanish Sale Agreement, the Assignment Deeds foreseen in Clause 1.7 above and the Transaction Documents to which it is a party in its capacity as Originator constitute the legal, valid and binding obligations of the Spanish Originator enforceable against it in accordance with their terms subject to Legal Reservations.

4.7.	There is no pending action, suit or proceeding and, to its knowledge, no threatened action, suit or proceeding, affecting it or any of its properties before any Governmental Authority or arbitrator which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.8.	It has complied in all material respects with its Credit and Collection Policy with regard to each Pool Receivable.

4.9.	It is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

4.10.	Each Purchased Receivable originated by it included in the calculation of the Net Eligible Euro Pool Balance is an Eligible Receivable as of the date of such calculation.

4.11.	It is the legal owner of the Eligible Receivables it is purporting to transfer pursuant to this Spanish Sale Agreement, free and clear of any Adverse Claim (other than Permitted Adverse Claims); upon each purchase hereunder, JDER Limited shall acquire a valid and enforceable perfected full ownership interest (“Propiedad plena”) on the Credit Rights deriving from such Eligible Receivables, free and clear of any Adverse Claim (other than Permitted Adverse Claims). No effective financing statement or other instrument similar in effect covering any Eligible Receivable or any Contract or other Related Security or Collections with respect thereto or the Spanish Collection Account is on file in any recording office, except those filed in favor of JDER Limited pursuant to this Spanish Sale Agreement or the Purchaser pursuant to the Receivables Purchase Agreement and the other Transaction Documents.

4.12.	The names and address of the Spanish Collection Account Banks, together with the account number of the Spanish Collection Account and the Spanish Originator Accounts at the relevant Spanish Collection Account Banks, are specified in Annex IV to this Spanish Sale Agreement. All Obligors have been directed to make all payments with respect to each Contract to the Spanish Originators Account. On each Business Day commencing with the Closing Date, all amounts on deposit in each Originator Account shall be remitted by the Spanish Originator to the Collection Account identified on Annex IV, provided the Originator Account balance exceeds 15,000 Euros.

4.13.	Its complete corporate name is set forth in the preamble to this Spanish Sale Agreement, and it does not use any other corporate trade name, doing business name or fictitious name, except for any names (i) set forth in Schedule III of the Receivables Purchase Agreement and (ii) first used after the date of the Receivables Purchase Agreement and set forth in a notice delivered to the Agent pursuant to the Receivables Purchase Agreement.

4.14.	All written information furnished by it to JDER Limited and the Agent, in connection with this Spanish Sale Agreement and any of the other Transaction Documents to which it is a party in its capacity as Originator shall be true and accurate in every material respect.

4.15.	It acknowledges that the Purchaser and the Agent are entering into the Transaction Documents to which they are parties in reliance upon JDER Limited’s identity as a legal entity separate from the Spanish Originator.

4.16.	It has filed or caused to be filed all material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid or made adequate provisions for the payment of all taxes payable by it which have become due or any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority other than: (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Spanish accountancy legislation (“Plan General Contable”) have been provided on the books of the Spanish Originator; and (ii) in the case of taxes other than income or similar taxes (“designated taxes”), except to the extent that, if the failure to do so or to pay such designated taxes would not reasonably be expected to result in a Material Adverse Effect.

4.17.	The transactions contemplated by this Spanish Sale Agreement and the other Transaction Documents to which it is a party in its capacity as Spanish Originator are in its best interest and comply with its corporate purpose.

4.18.	No portion of the Purchase Price of any Eligible Receivables sold by it pursuant to this Spanish Sale Agreement, and no other funds, if any, received by it from JDER Limited, the Purchaser or the Agent pursuant to any of the Transaction Documents, will be used for any purpose other than general corporate purposes.

4.19.	It has received fair market value in respect of the Purchased Receivables sold to JDER Limited under Spanish law in consideration for the sale by it of its Eligible Receivables, and all other rights and remedies transferred pursuant to this Spanish Sale Agreement. No such sale has been made for or on account of an antecedent debt owed by it to JDER Limited and no such sale is or may be voidable under any Spanish law, rule or regulation related to bankruptcy (“concurso”), insolvency, reorganization, winding up or composition or adjustment of debts. The sale of Eligible Purchased Receivables by it to the JDER Limited as Assignee pursuant to this Spanish Sale Agreement has been and will be made in good faith and without intent to hinder, delay or defraud its creditors.

4.20.	All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished at any time by it to JDER Limited or the Agent in connection with this Spanish Sale Agreement is or will be accurate in all material respects as of its date or as of the date so furnished, and no such item contains or will contain any untrue statement of a material fact.

4.21.	It has complied with all of the terms, covenants and agreements contained in this Spanish Sale Agreement.

4.22.	It is not in default under any of its contractual obligations, nor has a termination event, event of default or any similar such event occurred with respect to any material agreement to which it is a party.

4.23.	It has not taken any corporate action, nor (to its knowledge, due enquiries having been made) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, bankruptcy (concurso), liquidation, examinership, dissolution, reorganization or annulment as a legal entity or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestator or similar officer of the relevant company or of any or all of its assets or revenues.

4.24.	Either (a) no data protection law is applicable to any of the Eligible Receivables originated by it, or (b) it is in compliance with all data protection laws applicable to the Eligible Receivables originated by it, except to the extent the failure to so comply would not have nor be reasonably likely to have a Material Adverse Effect and it is entitled to disclose to JDER Limited all of the information set forth in each Assignment Deed and each Monthly Report.

4.25.	By accepting the Purchase Price related to each purchase of Purchased Receivables generated, it shall be deemed to have certified that the representations and warranties in this section are true and correct on and as of such day, with the same effect as though made on and as of such day. These representations and warranties are deemed repeated on each Offer Date by reference to the facts and circumstances then existing.

B. Further representations and warranties of the Spanish Originator

The Spanish Originator, in connection with any Eligible Receivables purchased (or purported to be purchased) by JDER Limited hereunder represents and warrants to JDER Limited on the Payment Date relating thereto as follows:

i)	Purchased Receivables. Each of the Eligible Receivables purchased or purported to be purchased by JDER Limited under this Spanish Sale Agreement is an Eligible Receivable which is validly existing and validly evidenced for the full nominal amount thereof (except in the circumstances described in the following paragraph, in which case the document evidencing the Eligible Receivable could include a different amount).

If the Obligor of an Eligible Receivable had exercised vis-à-vis the Spanish Originator the right of set off recognised under Articles 1.195, 1.196 and 1.198 of the Spanish Civil Code, the document evidencing such Eligible Receivable could have been issued for a lesser amount than the full nominal amount thereof. If such Eligible Receivable could have been issued for a lesser amount than the full nominal amount thereof, the Spanish Originator shall be deemed to have received a Collection of the relevant Eligible Receivable for its full nominal amount.

ii)	Global Letter of Offer and Offered Receivables List. All information contained in each Global Letter of Offer is complete true and accurate on the date on which it is delivered.

iii)	Transfer of Receivables. Each sale and transfer of any Eligible Receivables under this Spanish Sale Agreement shall be effective as against the Spanish Originator to transfer to JDER Limited all of the Spanish Originator’s present and future right and title to and ownership in such Eligible Receivables, free and clear of any Adverse Claim (other than Permitted Adverse Claims) and no further action need to be taken in order to transfer to JDER Limited such right, title and ownership, save that, (a) until notice of such sale of Eligible Receivables has been given to such Obligor, such sale shall not be effective as against such Obligor and, in particular, such Obligor is entitled to discharge its payment obligation with respect to such Eligible Receivable by payment to the Spanish Originator and (b) notwithstanding such notice to the Obligor, such sale shall not be effective as against such Obligor if the Obligor, upon receipt of such notice, rejected the same, in which circumstance the Obligor is entitled to claim for the set-off of prior debts (provided such debts may be set-off under Spanish law) but not for setting-off debts arising afterwards, all of that in accordance with second paragraph of article 1,198 of the Spanish Civil Code.

iv)	Arm’s Length. Each sale and purchase of Eligible Receivables hereunder or as contemplated by this Spanish Sale Agreement has been made on arm’s length terms.

v)	Termination Events. No Termination Event (as defined in the Receivables Purchase Agreement) has occurred that is continuing.

vi)	Spanish Pledges. The Spanish Originator shall grant pledges in favor of JDER Limited over the balance of each Spanish Collection Account.

vii)	The Spanish Originator is a company which is resident for purposes of Tax in a EU Member State (by virtue of the laws of the EU Member State) and does not receive payments hereunder in connection with tha part of its trade o business which is carried on in Ireland by it through a branch or agency; and in this context “EU Member Sates” means a Member State in the European Union Communities (other than in Ireland).

viii)	The Spanish Originator will promptly notify JDER Limited if it has ceased to be resident in an EU Member State of if it commences to receive payments hereunder in connection with a trade or business which is carries on by it in Ireland through a branch or agency.

FIFTH. - COVENANTS.

Until the Final Payout Date:

1. Compliance with Laws: The Spanish Originator shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its company or corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not adversely affect the collectibility of the Eligible Receivables or the enforceability of any related contract or materially adversely affect the ability of the Spanish Originator to perform its obligations under any related Contract or under the Receivables Purchase Agreement or any other Transaction Document.

2. Data Protection. Notwithstanding anything herein to the contrary, the Spanish Originator shall ensure that no personal or other information in, or otherwise relating to, any Contract, Obligor, Purchased Receivable, any Collection related thereto, or any other Receivables property or any Purchased Receivables record or any other right or remedy transferred pursuant to this Spanish Sale

Agreement (“Relevant Personal Data”) is transmitted or delivered to, or otherwise received by, JDER Limited, or the Agent if such transmission, delivery or receipt would result in the violation by such Person of the EU Data Protection Directive (95/46/EC), Spanish Act 15/1999 dated 13/12/1999 or any other legislation or regulation relating to data protection or privacy (together the “Data Protection Law”); provided that, upon the request of the Agent at any time after a Termination Event that has occurred and is continuing, the Spanish Originator shall, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all relevant personal data is transferred to the Agent (or such other Person as the Agent may direct) in accordance with all applicable law, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

3. Offices, Records and Books of Account: The Spanish Originator shall maintain its registered office in Spain and (ii) shall provide JDER Limited, with copy to Agent, with at least sixty (60) days’ written notice prior to making any change in (A) its name or making any other change in its identity or company structure (including a merger) or (B) its jurisdiction of incorporation or formation; each notice to JDER Limited and the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Spanish Originator (or its duly authorised designee) will, in accordance with applicable law, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables in the ordinary course of business (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each Pool Receivable). Without limiting the foregoing, the Spanish Originator shall (i) maintain adequate computer and other systems in order to service the Pool Receivables; and (ii) from time to time on reasonable request of the Agent (but, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, not more than once during any calendar year relating to the business of the Spanish Originator and once during any calendar year relating to the business of the Spanish Originator), permit certified public accountants or other auditors acceptable to JDER Limited and the Agent to conduct, at JDER Limited’s expense, a review of the Spanish Originator’s books and records with respect to such Pool Receivables.

4. Reporting Requirements. From the date hereof until the Final Payout Date under the Receivables Purchase Agreement, the Spanish Originator will, unless JDER Limited and the Agent shall otherwise consent in writing, furnish to the Spanish Originator and the Agent:

i) Termination Events. As soon as possible after any officer of the Spanish Originator has knowledge of, the occurrence of, and in any event within three (3) business days after a Responsible Officer of the Spanish Originator has knowledge of the occurrence of any Termination Event or any Unmatured Termination Event, the statement of the chief financial officer or chief accounting officer of the Spanish Originator describing such Termination Event or Unmatured Termination Event and the action that the Spanish Originator proposes to take with respect thereto, in each case in reasonable detail;

ii) Proceedings. As soon as possible and in any event within three (3) business days after any officer of the Spanish Originator otherwise has knowledge thereof, written notice of (i) action, suit, proceeding or investigation of the type described in Clause 4 above not previously disclosed to JDER Limited and the Agent, and (ii) all material adverse developments that have occurred with respect to any previously disclosed actions, suits, proceedings and investigations; and

iii) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Pool Receivables or the Related Rights or the conditions or operations, financial or otherwise, of the Spanish Originator as JDER Limited or the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchaser under or as contemplated by the Receivables Purchase Agreement.

5. Performance and Compliance with Contracts. The Spanish Originator, shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the contracts related to the Pool Receivables and under the Transaction Documents, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and its related Contract.

6. The Spanish Originator shall, at its expense, take or procure, as applicable, all action necessary or desirable (including, for the avoidance of doubt, completion of all filings and notifications contemplated by the Transaction Documents) to establish and maintain the Credit Rights of JDER Limited in the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims).

7. Sales, Liens, Etc. Except for retransfers of Purchased Receivables to the Spanish Originator in accordance with Clause 3 of this Spanish Sale Agreement, the Spanish Originator shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon or with respect to, any or all of its right, title or ownership in, to or under, any item described in Section 1.2(c) of the Receivables Purchase Agreement or assign any right to receive income in respect of any items contemplated by this paragraph 7. The Spanish Originator will defend the right, title and interest of JDER Limited, Agent and the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through and under it or JDER Limited.

8. Modification, Extension or Amendment of Receivables. Except as provided in the Receivables Purchase Agreement, the other Transaction Documents to which it is a party, the Credit and Collection Policy (or as required by any applicable law or regulation) the Spanish Originator shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive in any material respect any term or condition of any related Contract. No modification or extension of a Purchased Receivable shall alter the status of such Pool Receivable as a Defaulted Receivable or a Delinquent Receivable or limit the rights of JDER Limited and the Agent under this Spanish Sale Agreement. If a Termination Event has occurred and is continuing, the Spanish Originator shall not make such modifications and adjustments without the prior consent of JDER Limited; to the extent that the Spanish Originator’s contracts with any third party, with respect to the collection of Delinquent Receivables or Defaulted Receivables, such third party shall also be bound by the terms set forth above.

9. Change in Business. The Spanish Originator shall not make any material change in the character of its business or make any change in the Credit and Collection Policy or its constitutional documents that would adversely affect the collectibility of the Receivables Pool or the enforceability of any related contract or materially adversely affect the ability of the Spanish Originator to perform its obligations under any related Contract, under this Spanish Sale Agreement or under the Receivables Purchase Agreement. The Spanish Originator shall not make any material change to its Credit and Collection Policy without the prior written consent of JDER Limited and the Agent.

10. Audits. The Spanish Originator shall, at its own expense, at any time and from time to time (but, so long as no Termination Event has occurred and is continuing, not more than once during any calendar year), during regular business hours, upon reasonable advance notice as requested by JDER Limited and the Agent, permit JDER Limited and the Agent, or their agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, but provided it is permitted by applicable law and subject to the restrictions contained in any licence with respect thereto, computer tapes and disks) in the possession or under the control of the Spanish Originator relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts and (ii) to visit the offices and properties of the Spanish Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Pool Receivables and the Related Security or the Spanish Originator’s performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of the Spanish Originator having knowledge of such matters. The Spanish Originator shall furnish to JDER Limited and the Agent within five (5) Business Days of a written request such information as the Agent may reasonably request, from time to time. The Spanish Originator shall promptly notify JDER Limited and the Agent of any change in its accountants or accounting policy.

11. Change in Collection Account Banks, Originator Accounts and Spanish Collection Account and Payment Instructions to Obligors. The Spanish Originator shall not make any change in its instructions to, or add or terminate any bank as a Spanish Collection Account Bank or any account as a Spanish Collection Account or Originator Account from those listed in Annex IV to this Spanish Sale Agreement, or make any change (apart from the “Obligors Notifications” detailed in Clause 4.13 above) in its instructions to Obligors regarding payments to be made to the Spanish Originator or payments to be made to any Originator Account or to the Spanish Collection Account, unless JDER Limited and the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including without limitation the Collection Account Agreements) that it may request in connection therewith.

12. Collection Accounts. The Spanish Originator shall: (i) instruct, on the Closing Date, all Obligors of Purchased Receivables to make payments of Eligible Receivables only to the Spanish Collection Accounts subject to the Spanish Collection Account Agreement (“Obligors Notification”) and shall instruct the Spanish Collection Account Banks to cause all items and amounts relating to such Eligible Receivables received in any related lock-boxes or post office boxes to be removed and deposited into the relevant Spanish Collection Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by the Spanish Originator into the relevant Spanish Collection Account not later than one (1) business day (or, in the case of amounts received by the Spanish Originator after 3:00 p.m. Madrid time on any business day, the second business day following such receipt) after receipt thereof. The Spanish Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collection Account cash or cash proceeds other than Collections of Pool Receivables (unless each holder of a Lien or ownership interest in such cash or cash proceeds is a party to the Intercreditor Agreement). The Spanish Originator declares that, before the sending of the Obligors Notification, all Obligors of the purchased Receivables were directed to make payment of Eligible Receivables only to Spanish Originator Accounts.

13. Separate Existence. The Spanish Originator hereby acknowledges that this Spanish Sale Agreement and the other Transaction Documents are being entered into in reliance upon JDER Limited’s identity as a legal entity separate from the Spanish Originator and its Affiliates. Therefore, from and after the date hereof, the Spanish Originator shall take all reasonable steps necessary to make it apparent to third Persons that JDER Limited is an entity with assets and liabilities distinct from those of the Spanish Originator and any other Person, and is not a division of the Spanish Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Spanish Originator shall take such actions as shall be required in order that:

-The Spanish Originator shall maintain in full force and effects its existence and rights as a “sociedad de responsabilidad limitada” duly incorporated under the laws of Spain.

-The Spanish Originator shall maintain its centre of main interests in Spain.

-The Spanish Originator shall ensure that all corporate or other formalities regarding its existence (including holding regular board of directors’ or other similar meetings) are followed.

-The Spanish Originator shall not take any action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other person in a bankruptcy (concurso), reorganization or other insolvency proceeding, and shall correct any known misunderstandings regarding its separate existence.

-The Spanish Originator shall not be involved in the day to day management of JDER Limited;

-The Spanish Originator shall maintain separate corporate records and books of account from JDER Limited and otherwise will observe corporate formalities and have a separate area from JDER Limited for its business;

-The financial statements and books and records of the Spanish Originator prepared after the date of creation of JDER Limited shall reflect the separate existence of JDER Limited; provided, that JDER Limited’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of JDER Limited; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that JDER Limited’s assets are not available to satisfy the obligations of such Affiliate;

-Except as permitted by the Receivables Purchase Agreement, (i) the Spanish Originator shall maintain its assets separately from the assets of JDER Limited, (ii) and JDER Limited’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of JDER Limited;

-All of JDER Limited’s business correspondence and other communications shall be conducted in JDER Limited’s own name and on its own stationery;

-The Spanish Originator shall not act as an agent for JDER Limited and in connection therewith, shall not present itself to the public as an agent for JDER Limited but as a legal entity separate from JDER Limited (for the avoidance of doubt this shall not include any of the Spanish Originator’s duties as Servicer or otherwise under any Transaction documents);

-The Spanish Originator shall not conduct any of the business of JDER Limited in its own name;

-The Spanish Originator shall not pay any liabilities of JDER Limited out of its own funds or assets;

-The Spanish Originator shall maintain an arm’s-length relationship with JDER Limited;

-The Spanish Originator shall not assume or guarantee or become obligated for the debts of JDER Limited or, save as permitted in this Spanish Sale Agreement or the Receivables Purchase Agreement, pledge its assets for the benefit of JDER Limited, make any loans or advances to JDER Limited or hold out its credit as being available to satisfy the obligations of JDER Limited;

-The Spanish Originator shall not acquire obligations or securities of JDER Limited or its shareholders;

-The Spanish Originator shall identify and hold itself out as a separate and distinct entity from JDER Limited;

-The Spanish Originator shall correct any known misunderstanding respecting its separate identity from JDER Limited;

-Save as permitted in this Spanish Sale Agreement or the Receivables Purchase Agreement, the Spanish Originator shall not enter into, or be a party to, any transaction with JDER Limited, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; and

-The Spanish Originator shall not pay the salaries of JDER Limited’s employees, if any.

14. Accounting for Purchases. The Spanish Originator shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of the Purchased Receivables and Related Rights by the Spanish Originator to JDER Limited.

15. No Deductions. The Spanish Originator shall not, and shall not cause or permit or suffer any of its Affiliates to, deduct the deferred Purchase Price of Eligible Receivables sold pursuant to this Spanish Sale Agreement for purposes of determining its taxable income in any jurisdiction. The Spanish Originator shall, and shall permit its Affiliates to deduct only charges for interest, bad debts and other related costs and expenses incurred, in accordance with Spanish GAAP (Plan General de Contabilidad), in determining such taxable income.

16. Insurance. Neither the Spanish Originator nor any Affiliate has, as of the date of this Spanish Sale Agreement, procured insurance relating to the Eligible Receivables sold pursuant to this Spanish Sale Agreement or any of the other Transaction Documents.

17. All information, exhibits, financial statements, documents, books, records or reports to be furnished at any time by the Spanish Originator to the Administrator, the Agent or the Purchaser in connection with this Spanish Sale Agreement and any of the other Transaction Documents will be accurate in all material respects as of the date so furnished, and no such item will contain any untrue statement of a material fact.

18.	Amendments to Certain Documents.

(i) The Spanish Originator (in connection with any other applicable parties) shall not amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) this Spanish Sale Agreement or the Receivables Purchase Agreement, or to the Spanish Originator’s memorandum and articles of association or any other Transaction Document to which it is a party, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of JDER Limited and the Agent.

(ii) The Spanish Originator shall not enter into or otherwise become bound by any agreement, instrument, document or other arrangement that restricts its right to amend, supplement and restate or otherwise modify, or to extend or renew, or to waive any right under, the Receivables Purchase Agreement or any other Transaction Document

(iii) The Spanish Originator shall promptly furnish to the Agent a copy of any amendment, supplement, restatement or modification of any of the Transaction Documents to which it is a party (and to which the Agent is not a party).

19. The Spanish Originator undertakes to deliver to the Agent, within the 15 calendar days following to the Closing Date, a letter signed by each of the Spanish Collection Banks detailed in Annex IV, according to which each Spanish Collection Bank (that is: BANCO SANTANDER SA, BANCO ESPAÑOL DE CREDITO SA, BANCO BILBAO VIZCAYA ARGENTARIA SA and Citibank International Plc, Sucursal en España) acknowledges and accepts the instructions deliver to it by a Spanish Notary in accordance with the provisions of the Spanish Pledge Agreements to be executed by the Spanish Originator in favour of JDER Limited or the Seller.

SIXTH.- ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

6.1	Responsibilities of the Spanish Originator. Anything herein to the contrary notwithstanding:

a) Collection Procedures. If the Spanish Originator receives Collections of Purchased Receivables sold hereunder, it shall deposit them immediately into the Collection Account and, prior to such deposit, it shall hold such Collections on behalf of JDER Limited.

b) The Spanish Originator shall perform its obligations hereunder, and the exercise by JDER Limited or its duly authorized designee of its rights hereunder shall not relieve the Spanish Originator from such obligations.

c) None of JDER Limited, the Purchaser or the Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Purchased Receivables, Contracts related thereto or any other related agreements, nor shall JDER Limited, the Purchaser or the Agent be obligated to perform any of the obligations of the Spanish Originator there under.

d) The Spanish Originator hereby irrevocably, grants to JDER Limited a power of attorney, with full power of substitution, during the occurrence and continuation of a Termination Event to take in the name of the Spanish Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Spanish Originator or transmitted or received by JDER Limited in connection with any Purchased Receivable or any Related Right.

6.2	Further Action to Evidence Purchases. Besides the Assignment Deeds foreseen in Clauses 1.6 and 1.7 above, the Spanish Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that JDER Limited or the Agent may reasonably request in order to enable JDER Limited to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of JDER Limited (and the Agent), the Spanish Originator will:

a) file such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file other instruments or notices, as may be necessary or appropriate; and

b) on the Closing Date and from time to time, if requested thereafter, mark the master data processing records that evidence or list such Purchased Receivables and related Contracts with the following legend:

“THE PURCHASED RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD PURSUANT TO A RECEIVABLES SALE AGREEMENT, DATED AS OF SEPTEMBER 8th, 2009, AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED, BETWEEN THE SPANISH ORIGINATOR, AS ORIGINATOR, AND JDER LIMITED, AS ASSIGNEE, AND AN UNDIVIDED, FRACTIONAL INTEREST IN THE PURCHASED RECEIVABLES DESCRIBED HEREIN HAS BEEN SOLD TO HANNOVER FUNDING COMPANY LLC PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 8th, 2009, AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, SUPPLEMENTED, AMENDED AND RESTATED OR OTHERWISE MODIFIED, AMONG JDER LIMITED, AS SELLER, JOHNSONDIVERSEY, INC., AS SERVICER, HANNOVER FUNDING COMPANY LLC, AS PURCHASER AND NORDDEUTSCHE LANDESBANK GIROZENTRALE, AS AGENT.”

the Spanish Originator hereby authorizes JDER Limited or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Purchased Receivables and Related Rights now existing or hereafter generated by the Spanish Originator If the Spanish Originator fails to perform any of its agreements or obligations under this Spanish Sale Agreement, JDER Limited or its designee may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of JDER Limited or its designee incurred in connection therewith shall be payable by the Spanish Originator

SEVENTH.- INDEMNIFICATION

Without limiting any other rights which JDER Limited or any other Purchase and Sale Indemnified Party (as such term is defined below) may have hereunder or under Spanish law, the Spanish Originator, severally and for itself alone, hereby agrees to indemnify JDER Limited and each of its officers, directors, employees, agents, successors, transferees and assigns (each of JDER Limited, its officers, directors, employees, agents, successors, transferees and assigns being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including without limitation Attorney Costs (all of the foregoing being collectively called “Purchase and Sale

Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of the Spanish Originator to perform its obligations (including any obligations delegated by it to any duly authorised designee) under this Spanish Sale Agreement or any other Transaction Document to which it is a party in its capacity as Originator, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or there from; excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party, (ii) Excluded Taxes; (iii) any special indirect or consequential damages suffered by any Purchase and Sale Indemnified Party; (iv) any Purchase and Sale Indemnified Amount to the extent the same includes losses in respect of Purchased Receivables which were Eligible Receivables as of the date transferred to JDER Limited and which are uncollectible on account of the insolvency, bankruptcy (“concurso”) or lack of creditworthiness of the related Obligor; (v) any Purchase and Sale Indemnified Party Amount to the extent the same has been fully and finally paid in cash to such Purchase and Sale Indemnified Party pursuant to any provision of this Spanish Sale Agreement or any other Transaction Document; or (vi) any Breakage Costs or Purchase and Sale Indemnified Amounts claimed by any Purchase and Sale Indemnified Party. Without limiting or being limited by the foregoing, but subject to the exclusions set forth in the preceding sentence, the Spanish Originator jointly and severally shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a)	the transfer by the Spanish Originator of the Credit Rights in any Purchased Receivable or Related Right to any Person other than JDER Limited;

(b)	any representation or warranty made by the Spanish Originator (or any Responsible Officer of the Spanish Originator, or any of its permitted designees, including the Servicer and its duly authorised designees) under or in connection with this Spanish Sale Agreement or any other Transaction Document, or any information or report delivered by a Responsible Officer of the Spanish Originator pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made or delivered(except any such amounts to the extent representing recourse due to the insolvency or other financial liability to pay of any Obligor);

(c)	the failure by the Spanish Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable generated by the Spanish Originator or the related Contract, or the nonconformity of any Purchased Receivable generated by the Spanish Originator or the related Contract with Spanish law, rule or regulation;

(d)	subject to the Legal Reservations, the failure by the Spanish Originator to maintain vested in JDER Limited the ownership of the Credit Rights deriving from any Pool Receivables generated by the Spanish Originator free and clear of any Adverse Claim (other than Permitted Adverse Claims);

(e)	to the extent required by any Transaction Document, and taking into account any relevant grace periods, the failure to file, or any delay in filing, by the Spanish Originator financing statements or other similar instruments or documents under Spanish laws with respect to any Purchased Receivables generated by the Spanish Originator, or any Related Rights with respect thereto, whether at the time of any purchase or at any subsequent time to the extent required hereunder;

(f)	any dispute, claim, offset or defense (other than discharge in bankruptcy -concurso- or similar insolvency proceeding of an Obligor) of the Obligor to the payment of any Purchased Receivable generated by the Spanish Originator (including, without limitation, a defense based on such Purchased Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Purchased Receivable or the furnishing of or failure to furnish such services;

(g)	any product liability claim arising out of or in connection with services that are the subject of any Purchased Receivable generated by the Spanish Originator;

(h)	any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including without limitation Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Purchased Receivables generated by the Spanish Originator or any Related Security connected with any such Purchased Receivables;

(i)	the Spanish Collection Account Agreements or any Blocked Account Agreements;

(j)	reasonable out of pocket costs and expenses of JDER Limited, including without limitation Attorney Costs in connection with any Termination Event or the enforcement of any Transaction Document with respect to the Spanish Originator;

(k)	inability to enforce any judgment relating to the transaction in any applicable jurisdiction;

(l)	any loss as a result of any purported transfer of Eligible Receivables by way of true sale from the Spanish Originator to JDER Limited not in fact being a true sale;

(m)	any loss as a result of the Spanish Originator’s failure to transfer, assign and otherwise convey the Purchased Receivables records due to restrictions imposed by data protection laws or any other obligation of the Spanish Originator to retain such records as may be required by statutory obligations or any other applicable law; or

(n)	any loss as a result of the Originator’s (or its duly authorized designee’s) failure to (i) sweep any amounts paid by any Obligor into the Spanish Collection Account in accordance with the requirements of Section 1.4 of the Receivables Purchase Agreement or (ii) deposit any amounts it receives directly from any Obligor in respect of payment of Pool Receivables into to the Spanish Collection Account.

EIGHTH NOTICES.

8.1	Except to the extent indicated otherwise in this Spanish Sale Agreement, each communication made, given or delivered pursuant to, or in connection with, any of this Spanish Sale Agreement:

- shall be in writing, legible and in the English language;

- shall be made, given or delivered in one or more of the ways referred to in Clause 8.2 using the contact details of the recipient person referred to in Clause 8.3; and

- where the recipient person’s contact details include a designated recipient for the relevant type of communication shall be marked for the attention of that designated recipient;

- and where the recipient person’s contact details include details where a copy of the relevant type of communication is also to be sent, a copy of the communication shall be sent in accordance with those details.

8.2.	Except to the extent that this Spanish Sale Agreement otherwise requires, each communication:

- if delivered in person, or by courier, shall be deemed to be made and given at the time it is delivered or left at the relevant address;

- if sent by post (postage pre-paid, and air mail if to another country) shall be deemed to be made and given when it arrives at the relevant address;

- if sent by fax, shall be deemed to be made and given at the time the sender receives a transmission report indicating that all pages have been successfully transmitted to the relevant fax number; and

- if sent by an electronic messaging system, shall be deemed to be made and given at the time the electronic message is available to be accessed by the recipient person.

However, any communication which would, under the above provisions, be deemed to be made or given outside local business hours shall instead be deemed to be made or given when the next following period of local business hours starts.

In this Clause 8 “local business hours” means 9.00 a.m. to 5.00 p.m. on a day other than a Saturday, Sunday or public holiday in the place where the communication is to be received.

8.3	Current contact details

For the purposes of this Clause 8, the contact details to be used for a communication to be made or given under the this Spanish Sale Agreement to any recipient party, are the relevant contact details of that recipient party most recently notified by or on behalf of that recipient party to the relevant maker, giver or deliverer of that communication. Each party notifies each other party that such contact details for each party are, as at the date of this Spanish Sale Agreement, as set out below.

JDER Limited:

Address:	Calle Folgarolas nº 8-10
Barcelona (Spain),
Attention:	Mr. Roberto Tejerina Pablos (Accounting and Treasury Manager)
e-mail:	roberto.tejerina@johnsondiversey.com
Telephone:	+34934749708
Fax no.:	+34933719946

JohnsonDiversey Spain SL:

Address:	Calle Folgarolas nº 8-10
Barcelona (Spain),

Attention:	Mr. Roberto Tejerina Pablos (Accounting and Treasury Manager)
e-mail:	roberto.tejerina@johnsondiversey.com
Telephone:	+34934749708
Fax no.:	+34933719946

NORDDEUTSCHE LANDESBANK GIROZENTRALE

Address:	1114 Avenue of the Americas - 37th Floor New York, NY 10036 United Sates
Attention: Mr.Anthony Brown CFA (Director - Asset Backed Finance)
Telephone:	+ (212) 812-6952
Fax:	+ (212) 812-6888
e-mail:	anthony.brown@nordlb.com

NINTH.- ASSIGNMENTS

9.1.	The Spanish Originator hereby agrees and consents to the complete assignment by JDER Limited of its contractual position under this Spanish Sale Agreement. JDER Limited hereby agrees that any transferee of JDER Limited of its contractual position under this Spanish Sale Agreement shall have all of the rights and benefits under this Spanish Sale Agreement of JDER Limited and no such transfer shall in any way impair the rights and benefits of JDER Limited hereunder.

a) Binding Effect; Assignability. This Spanish Sale Agreement shall be binding upon and inure to the benefit of JDER Limited and the Spanish Originator and their respective successors and permitted assigns. The Spanish Originator may not assign its rights or delegate its obligations hereunder or any right herein without the prior written consent of JDER Limited and the Agent, except, with respect to a delegation of its obligations hereunder, to any authorized designee, to the extent expressly provided hereunder; provided, however, that the Spanish Originator shall at all times remain responsible for the performance of such duties and obligations despite any such delegation permitted pursuant to this Clause 9.1. This Spanish Sale Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the Spanish Originator pursuant to Clause 4, the indemnification and payment provisions of Clause 7 and the terms of Clauses 13 and 14, shall be continuing and shall survive any termination of this Agreement.

b) Amendments, Etc. No amendment or waiver of any provision of this Spanish Sale Agreement shall be effective unless in a writing signed by JDER Limited (with prior written consent of the Agent).

9.2.	Expenses, Tax and assignment

A.-	If JDER Limited makes an assignment to another person (a “new recipient”) and, as a result of circumstances existing at the date on which the assignment occurs, the Spanish Originator would be obliged to make a payment to the new recipient under Clause 11.2 (Taxes), then the new recipient is only entitled to receive payment under Clause 11 (Taxes) to the same extent as the Spanish Originator would have been if the assignment or sale had not occurred.

B.-	the Spanish Originator agrees to pay on demand:

a)	to JDER Limited (and any successor, transferee and assign thereof) all costs and expenses (including without limitation Attorney Costs) incurred by such Person in connection with the enforcement of this Spanish Sale Agreement and the other Transaction Documents; and

b)	all stamp and other taxes and fees or expenses payable in connection with the execution, delivery, filing, recording, enforcement of this Spanish Sale Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes, expenses and fees.

TENTH.- TERMINATION

1.- Termination Event.- If any of the Termination Events contemplated by Exhibit V of the Receivable Purchase Agreement shall occur and be continuing, taking into account any relevant grace periods, the Agent may, by notice to the Spanish Originator, declare, on behalf of JDER Limited, the present agreement to be terminated; provided that, automatically upon occurrence of any event described in clause (r) of Exhibit V to the Receivables Purchase Agreement, the facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence the Agent shall confirm BANCO BILBAO VIZCAYA SA, BANCO SANTANDER SA, BANCO ESPAÑOL DE CREDITO SA and CITIBANK ESPAÑA SA, that the Spanish Collection Account and the Originator Collection Accounts may only be operated pursuant to instructions each of the above mentioned banks receive from the Agent, as foreseen in the Spanish Pledges. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchaser and the Agent shall have, in addition to the rights and remedies which they may have under this Spanish Sale Agreement, all other rights and remedies provided after default under Spanish law, which rights and remedies shall be cumulative.

2.- Termination Date.- Following the occurrence of the Facility Termination Date (as defined in the Receivable Purchase Agreement), the Spanish Originator shall not sell, and JDER Limited shall not purchase, any Purchased Receivables. No termination or rejection or failure to assume the executory obligations of this Spanish Sale Agreement in any event of insolvency with respect to the Spanish Originator or JDER Limited shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including pre-termination breaches of representations and warranties by the Spanish Originator or JDER Limited, save where otherwise established under applicable law.

3.- If a Termination Event or a Termination Day has occurred and is continuing, on each day, all receivables collections shall be deposited by the Spanish Originator into the Spanish Collection Account, without any right of set-off or exclusion. All amounts to be paid or deposited shall be received on or before 5:00 p.m. Madrid time. All amounts received after 5:00 p.m. Madrid time will be deemed to have been received on the immediately succeeding business day.

4.- At any time following the occurrence and during the continuation of a Termination Event, at JDER Limited’s or the Agent’s request, the Originator shall, at its own expense (and, if the Originator shall fail to do so within three (3) Business Days, JDER Limited or the Agent may at the Originator’s expense), if the Originator has not already done so, notify each Obligor of Eligible Receivables sold by it hereunder of the transfer, sale and assignment of the credit rights deriving from Eligible Receivables pursuant to this Spanish Sale Agreement.

ELEVENTH.- TAXES

All amounts payable pursuant to this Spanish Sale Agreement by JDER Limited shall be paid free and clear of all deductions or withholdings for or on account of tax, unless required by law.

For the avoidance of doubt, JDER Limited shall not be required to gross-up any payments made to the Spanish Originator and shall withhold or deduct from any such payment any amounts on account of tax where so required by law or any relevant taxing authority.

TWELVTH .- Governing Law; submission to jurisdiction

-	This Spanish Sale Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with Spanish law.

-	The parties agree that the courts of the city of Madrid shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Spanish Sale Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and, for such purposes, irrevocably submits to the jurisdiction of such courts.

-	The Spanish Originator for itself irrevocably waives any objection which it might now or hereafter have to the courts referred to in this Clause 12 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Spanish Sale Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and agrees not to claim that any such court is not a convenient or appropriate forum.

-	the submission to the jurisdiction of the courts referred to in this clause 12 shall not (and shall not be construed so as to) limit the right of JDER limited to take proceedings against the Spanish Originator or any of its property in any other court of competent jurisdiction, nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

THIRTEENTH.- Limited Recourse.

The obligations of JDER Limited to pay any amounts due and payable hereunder and the other Transaction Documents shall be limited to the proceeds available at such time to make such payments in accordance with of this Spanish Sale Agreement. Notwithstanding anything to the contrary herein or any other Transaction Document, no sum will be due and payable by JDER Limited except in accordance with Section 1.4 of the Receivables Purchase Agreement and any payment obligations of JDER Limited hereunder or under this Spanish Sale Agreement may only be satisfied from the amounts received by it under or pursuant to the Transaction Documents. If the security constituted by this Spanish Sale Agreement are enforced, and after payment of all other claims (if any) ranking in priority to or pari passu with each of the claims of the Secured Parties under this Spanish Sale Agreement and the applicable Spanish Sale Agreement, the remaining proceeds of such enforcement are insufficient to pay in full all amounts whatsoever due to each of the Secured Parties and all other claims ranking pari passu to the claims of each such party, then the claims of each such party against JDER Limited will be limited to their respective shares of such remaining proceeds (as determined in accordance with the provisions of this Spanish Sale Agreement) and, after payment to each such party of its respective share of such remaining proceeds, the obligations of JDER Limited to each such party will be discharged in full.

FOURTEENTH.- Non-Petition.

None of the parties hereto, nor the other Secured Parties (nor any other person acting on behalf of any of them) shall be entitled at any time to institute against the Spanish Originator, or join in any institution against the Spanish Originator of, any bankruptcy, examinership, reorganisation, arrangement, insolvency, winding-up or liquidation proceedings (concurso) in connection with any obligations of the Spanish Originator hereunder or otherwise owed to the Secured Parties, save for lodging a claim in the liquidation of the Spanish Originator which is initiated by another party or taking proceedings to obtain a declaration or judgment as to the obligations of the Spanish Originator. In addition, none of the parties hereto nor any Program Support Provider shall have any recourse against any director, shareholder, or officer of the Seller in respect of any obligations, covenant or agreement entered into or made by the Spanish Originator pursuant to the terms hereof or any other document relating hereto to which it is a party or any notice or documents which it is requested to deliver hereunder or thereunder.

FIFTEENTH.- MISCELLANEOUS

15.1.	Waivers; amendments

No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Spanish Sale Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

Any provision of this Spanish Sale Agreement may be amended or waived if, but only if such amendment or waiver is in writing and is signed by the Spanish Originator, JDER Limited and the Agent.

15.2	Integration

This Spanish Sale Agreement and the other Transaction Documents as defined in the Receivables Purchase Agreement contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

This Spanish Sale Agreement and the other Transaction Documents embody the entire agreement and understanding between the Spanish Originator, JDER Limited, the Purchaser and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

15.3	Severability and partial invalidity

-	Any term or provision of this Spanish Sale Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

-	If a court of competent jurisdiction determines that any term or provision of this Spanish Sale Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Spanish Sale Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

15.4	Confidentiality

The Spanish Originator hereby agrees that it will not disclose the contents of this Spanish Sale Agreement or any other Transaction Document or any other confidential information disclosed to it by the Agent or any other Party, respectively, to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognised statistical rating organisation, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, (ii) an alternative commercial source of financing in connection with a potential refinancing, or (iii) as otherwise required by applicable Law or order of a court of competent jurisdiction or by any governmental, taxation or regulatory authority.

15.5	Acknowledgment and Agreement

By execution below the Spanish Originator expressly acknowledges and agrees that all of JDER Limited’s rights, title, and rights in, to, and under this Spanish Sale Agreement (but not its obligations), shall be pledged and assigned by JDER Limited pursuant to the Receivables Purchase Agreement, and the Spanish Originator consents to such pledge and assignment. Each of the parties hereto acknowledges and agrees that the Purchaser and the Agent are third party beneficiaries of the rights of JDER Limited arising hereunder and under the other Transaction Documents to which the Spanish Originator is a party.

15.6	Characterisation

For the avoidance of doubt, and since any transfer/sale carried out hereto complies with all requisites set forth under the Spanish Civil Code (specially article 1,261 and ss) the parties confirm their intention that any purchase and transfer under or pursuant to this Spanish Sale Agreement shall constitute a true sale of the Purchased Receivables.

Following transfer of the Purchased Receivables, JDER Limited shall have full and unencumbered right, title and ownership in the Purchased Receivables, and shall be free to dispose of the Credit Rights deriving from such Purchased Receivables and shall be fully entitled to receive and retain for its own account any collections in respect of the Purchased Receivables. The Spanish Originator shall not be liable for the credit risk relating to any Purchased Receivable and the parties agree that the credit risk relating to all Purchased Receivables shall pass from the Spanish Originator to JDER Limited upon purchase. Except as specifically provided in this Spanish Sale Agreement, and without limiting the generality of the foregoing sentence, each sale of a Purchased Receivable hereunder is made without recourse to the Spanish Originator and the Spanish Originator shall not be liable for the collectibility of such Purchased Receivable; provided that:

-	The Spanish Originator shall be liable to JDER Limited for all representations, warranties and covenants made by it pursuant to the terms of this Spanish Sale Agreement (including but not limited to the existence of a Purchased Receivable) but not for the Obligor’s solvency in accordance with article 348 of the Spanish Commercial Code; and

-	such sale does not constitute and is not intended to result in an assumption by JDER Limited of any obligation of the Spanish Originator or any other Person arising in connection with the Purchased Receivables, the Related Assets, or the related Contracts, or any other obligations of the Spanish Originator.

15.7	Headings do not affect interpretation

In this Spanish Sale Agreement headings are for convenience only and shall not affect the interpretation of this Spanish Sale Agreement.

15.8.-	Remedies Survival Provision

Upon termination of this Spanish Sale Agreement, the rights and obligations of the parties hereunder shall terminate and be of no further effect, except that:

-	the provisions, if any, specified as being survival provisions in this Spanish Sale Agreement shall remain in full force and effect;

-	any rights or obligations to which any of the parties to this Spanish Sale Agreement may be entitled or be subject which accrued before such termination shall remain in full force and effect;

-	such termination shall not affect or prejudice any right to damages or other remedy which the terminating party may have in respect of the event which gave rise to the termination or any other right to damages or other remedy which any party may have in respect of any breach of this Spanish Sale Agreement which existed at or before the date of termination.

IN WITNESS WHEREOF, the Parties have caused this Spanish Sale Agreement to be executed and delivered by their duly authorised officers on the date hereof.

SIGNED by Mr. Barrera attorney, duly authorised for and on behalf of JohnsonDiversey España S.L.	/s/ Ignacio Barrera

SIGNED by Mr. Barrera, attorney, duly authorised for and on behalf of JDER Limited]	/s/ Ignacio Barrera

SIGNED by Mr. Francisco G. Prol, duly authorised for and on behalf of Norddeutsche Landesbank Girozentrale (Nord/LB)	/s/ Francisco G. Prol

ANNEX I TO THE SPANISH SALE AGREEMENT

FORM OF ASSIGNMENT DEED

(English Version)

Number [—]

NOTARIAL DEED OF FORMALISATION OF ASSIGNMENT OF RECEIVABLES

In [—], on [—].

Before me, Mr./Ms. [—], Public Notary of the Association of Notaries of [—], resident in [—],

APPEARS:

MR./MS. […], of legal age, of [—] nationality, [marital status], with address at [—], holder of National Identity Card/Passport number [—], in force; and

MR./MS. […], of legal age, of [—] nationality, [marital status], with address at [—], holder of National Identity Card/Passport number [—], in force.

ACTING:

MR./MS. [—], for and on behalf of a company of Spanish nationality named JohnsonDiversey España, S.L., with registered address at [—], incorporated for an indefinite period in a public deed granted before the Notary of [—], Mr./Ms. [—], on [date], under protocol number [—] (hereinafter, “the Spanish Originator”).

Said company is registered in the Companies Registry of Madrid, in Volume 6658, Sheet 90, Page number M-108378 entry.

This company’s Tax Identification Number is B28247849.

MR./MS. [—], for and on behalf of JDER Limited, a limited liability company organized under the laws of Ireland, with its principal office at [—] (hereinafter, the “Company”), pursuant to a power of attorney duly notarised and apostilled, granted before the Notary Public of [—] Mr./Ms. [—], dated [—], according to the authorised copy of said power of attorney which he/she shows to me and of which I attach a copy to this document, considering its whole content to be herein reproduced.

The Spanish Originator, and JDER Limited shall hereinafter be referred to jointly as the “Parties”.

These persons have, in my judgement, the necessary legal capacity for this act and to this end,

THEY WITNESSETH

I.

That the Parties entered into a contract named the Spanish Sale Agreement dated as of 8th September 2009 (hereinafter referred to as the “Spanish Sale Agreement”), which was notarised in Spain by means of a public deed granted before the Notary of [                            ], Mr. [                            ], dated 8th September 2009, under protocol number [                            ].

II.	That pursuant to that Agreement on each Business Day, during the sale period, set forth on Annex I attached (the “Payment Dates”) the Spanish Originator has sold to JDER Limited (who has acquired them) the Purchased Receivables (as defined in the Agreement) and the credit rights arising therefrom (the “Purchased Receivables”), identified in several lists (the “Lists of Purchased Receivables”) attached hereto on Annex I.

III.	The Spanish Originator brings to the granting of this deed the Lists of Purchased Receivables mentioned in Whereas II above, which are delivered to me, the Notary, for them to be attached to the original document of this public deed. The person appearing on behalf of the Spanish Originator represents that the Purchase Price has been paid on the Payment Date to the Spanish Originator pursuant to Spanish Sale Agreement for the Purchased Receivables.

IV	Certain terms, not defined in this deed, that are capitalized and used throughout this deed will have the meaning specified in the Agreement detailed in Whereas I.

This being set forth, the Parties, in accordance with the provisions of the Agreement, have agreed to execute this deed of FORMALISATION OF SALES/ASSIGNMENT DEED (hereinafter the “Formalisation of Assignments Deed”) according to the following,

CLAUSES

ONE. PAYMENT OF PURCHASE PRICE.

The Spanish Originator represents it has received from JDER Limited the relevant payment for the Purchased Receivables, as stated in Recital III above, and hereby grants formal receipt of such amount to JDER Limited.

The Purchased Receivables which form the subject of the present formalisation of Assignment Deed are taken up in the lists of Purchased Receivables set forth on Annex I which includes the following points:

(i)	Number of Purchased Receivables;

(ii)	Amount of Purchased Receivables (including nominal value of the Purchased Receivables, discount amount and net amount paid);

(iii)	Payment Dates

TWO. FORMALISATION OF ASSIGNMENT OF RECEIVABLES

In accordance with the provisions of the Spanish Sale Agreement, the Spanish Originator hereby declares that on the Payment Dates set forth in Annex I attached, it has transferred right, title and ownership of the Purchased Receivables to JDER Limited, who has acquired them, in accordance with the provisions of Articles 347 and 348 of the Spanish Commercial Code and corresponding under the Spanish Civil Code, being, therefore, the Spanish Originator responsible for the existence and legitimacy of the credit, but not for the Obligor’s solvency, under the terms and conditions of the Spanish Sale Agreeement, and regarding the Purchased Receivables represented by draft instruments (título-valor o documento cambiario) or in any document or instrument that has the purpose of transferring funds (instrumentos con función de giro), in accordance with the provisions of Article 24 of the Spanish Ley Cambiaria y del Cheque.

the Spanish Originator is also responsible for all rights, actions and privileges that the Spanish Originator held by virtue of the Purchased Receivables included in each of the Lists of Purchased Receivables mentioned in Whereas III above with respect to the debtors of such Purchased Receivables. For the purposes of Article 1,526 of the Spanish Civil Code, the Parties hereby execute this notarial deed through which the aforementioned transfer of Purchased Receivables is notarised.

The appearing persons deliver to me, the Notary, the abovementioned Lists of Purchased Receivables, which I attach to the original document of this public deed, considering its whole content to be herein reproduced, and which includes the Purchased Receivables, which are outstanding receivables relating to invoices (including any applicable value added tax) issued to customers by the Spanish Originator with an invoice issue date falling in the period commencing on (and including) [insert date of previous Assignment Deed] and ending on (but excluding) [include date of the Assignment Deed].

In addition, certain Purchased Receivables are evidenced by draft instruments (título-valor o documento cambiario) or in any document or instrument that has the purpose of transferring funds (instrumentos con función de giro), which credit rights arising therein have been transferred by means of an ordinary assignment to JDER Limited, acquiring likewise JDER Limited, the right, title and ownership of the physical document, draft instruments (título-valor o documento cambiario) or any document or instrument that has the purpose of transferring funds (instrumentos con función de giro) representing such credit rights. Consequently, the Spanish Originator will deliver to the Company such draft instruments, duly endorsed in its favour upon express instructions from the Company and, if no instructions are received, to retain mere direct possession (posesión inmediata) of such physical document itself, copies of which are attached hereto, for the purposes of the Spanish Originator’s agency collection obligations vis-à-vis the relevant debtors pursuant to the Servicing Agreement, which in any case would be delivered immediately by the Spanish Originator to JDER Limited at its simple request.

The Spanish Originator expressly acknowledges that all the rights, title, ownership and other rights of the Spanish Originator relating to the Purchased Receivables specified above, have been transferred to JDER Limited and acquired by it on the Payment Dates set forth in Annex I and such transfer is formalised as a notarial deed by means of this formalisation of Assignments Deed. JDER Limited thus, since the transfer was originally made in each Payment Date under the terms and conditions set forth in the Spanish Sale Agreement, has acquired full legal, right, title and ownership in all rights, title, ownership (“propiedad plena”) and other rights of the Spanish Originator relating to the Purchased Receivables specified above. For the avoidance of doubt this Formalisation of Assignments Deed only represents the formalisation of any transfers made on any relevant Payment Date for the solely purposes of article 1,526 of the Spanish Civil Code.

This document will be part of the Spanish Sale Agreement which will, therefore, be fully applicable to the assignment of Purchased Receivables to which it refers. and its granting will be notified to Norddeutsche Landesbank Girozentrale (Nord/LB), as Agent by JDER Limited in the way foreseen in the Receivables Purchase Agreement.

[Notarial language for closing of the deed]

ANNEX I TO THE DEED OF FORMALISATION OF ASSIGNMENT OF RECEIVABLES

1.- List identifying all Purchased Receivables, which includes:

i) Total Number of Receivables Purchased

ii) Amount of Purchased Receivables (including Nominal Value of the Purchased Receivables, Discount Amount and the Net amount Paid)

iii) Payment Dates.

2.- With respect to those which are evidenced by draft instruments (título-valor o documento cambiario) or in any document or instrument that has the purpose of transferring funds (instrumento con función de giro), please note that it has to be expressly declared:

(i)	the type of draft document, i.e. promissory note (pagaré), bill of credit (letra de cambio), etc. in which the relevant receivable is documented and

(ii)	the concrete purchase price for the acquisition of each receivable

ANNEX II TO THE SPANISH SALE AGREEMENT

“Eligible Receivables” means, at any time, Receivables:

(i)	the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in Spain; (b) is not an Affiliate of any of the parties to the Transaction Documents; (c) is not a Governmental Authority, other than a legal entity that does not benefit from immunity from being sued for non payment of debt or breach of contract; (d) has not suffered a Bankruptcy Event which is continuing; and (d) is not a Defaulted Obligor;

(ii)	which has been billed to the Obligor and according to the terms thereof and any Contract related thereto is required to be paid in full (subject to any contractual rebate or discount) no later than ninety (90) days after such time and not within the first fifteen (15) days after the Closing Date;

(iii)	which is not a Delinquent Receivable, Defaulted Receivable or a Charge-Off;

(iv)	which is denominated and payable only in Euro;

(v)	which is not subject to offset by any payables owing to the Obligor by the Spanish Originator, provided, however, that Receivables from such Obligor that otherwise satisfy all other clauses of this definitions shall be considered Eligible Receivables to the extent that their combined balances exceeds the sum of all payables owing to such Obligor by the Spanish Originator;

(vi)	which arises under a Contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms except as such enforceability may be limited by Spanish insolvency legislation, or by general principles of law or equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(vii)	which arises under a Contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not contain an enforceable requirement that the Obligor under such Contract consent to the transfer, sale or assignment of the rights and duties of the Spanish Originator under such Contract unless the related Obligor has consented to the assignment of such Receivable, (c) does not contain a confidentiality provision, and is not subject to applicable law, that purports to restrict JDER Limited’s exercise of rights under this Spanish Sale Agreement, including, without limitation, the right to review such Contract, unless the related obligor has waived such restriction and (d) is governed by Spanish law;

(viii)	which does not, in whole or in part, contravene any Spanish law, rule or regulation applicable thereto;

(ix)	the transfer, sale or assignment of which does not contravene any applicable law, rule or regulation;

(x)	which was generated in the ordinary course of the Spanish Originator’s business from the sale of goods or provision of services to an Obligor by the Spanish Originator; and

(xi)	which was created in compliance with all laws, rulings and regulations applicable to the transactions under which such Receivables were generated;

(xii)	which is not the subject of any dispute, offset, hold back defense, Adverse Claim (other than Permitted Adverse Claims), counterclaim, warranty claim or other claim or defense (other than unexpired volume on pricing discounts or rebates to which the Obligor may be entitled); and which does not arise from the sale of inventory which is subject to any Adverse Claim covering the proceeds of such inventory, if such Adverse Claim would extend to such Receivable;

(xiii)	which was created in accordance with, and which complies with, in each case, the requirements of the relevant Credit and Collection Policy.

(xiv)	as to which the Spanish Originator has satisfied and fully performed all obligations on its part under the relevant Contract with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by the Spanish Originator under the relevant Contract with respect thereto in order for such Receivables to become due and payable hereunder;

(xv)	which has not been modified, extended, renegotiated or restructured since their creation in any way;

(xvi)	in which the Spanish Originator owns good and marketable tittle and which is freely assignable by the Spanish Originator.

(xvii)	in respect of which the Spanish Originator is (A) not in default in any material respect under the terms of the related Contract from which such Receivable arose and (B) is directly or indirectly wholly-owned by JDI;

(xvii)	for which the Obligor has been directed to make all payments to any Collection Account which is submitted to a Collection Account Agreement;

(xviii)	which is not payable in installments; and

(xix)	any other Receivable approved in writing by the Agent.

“Sale Termination Event”: means the failure of the Spanish Originator to perform any of its responsabilities described in 1.2, 1.3, 1.6 and 2.1

ANNEX III TO THE SPANISH SALE AGREEMENT

REQUIREMENT OF THE LISTS OF RECEIVABLES TO BE ATTACHED TO

EACH GLOBAL LETTER OF OFFER

1.- List identifying all Purchased Receivables, which includes:

i) Total Number of Receivables Purchased

ii) Amount of Purchased Receivables (including Nominal Value of the Purchased Receivables, Discount Amount and the Net amount Paid)

iii) Payment Dates.

2.- With respect to those which are evidenced by draft instruments (título-valor o documento cambiario) or in any document or instrument that has the purpose of transferring funds (instrumento con función de giro), please note that it has to be expressly declared:

(i)	the type of draft document, i.e. promissory note (pagaré), bill of credit (letra de cambio), etc. in which the relevant receivable is documented and

(ii)	the concrete purchase price for the acquisition of each receivable

ANNEX IV TO THE SPANISH SALE AGREEMENT

ORIGINATOR ACCOUNT

COLLECTION ACCOUNT BANK	ORIGINATOR ACCOUNT	ADDRESS
BANCO BILBAO VIZCAYA ARGENTARIA SA	0010895752	Plaza Cataluña, nº 5 08002 Barcelona

BANCO ESPAÑOL DE CREDITO SA	0000001271	Avda. Diagonal, nº 433 08021 Barcelona

BANCO SANTANDER SA	710231999	Carreterra de Esplugues, nº 70 08940 Cornellá del LLobregat

COLLECTION ACCOUNT

COLLECTION ACCOUNT BANK	COLLECTION ACCOUNT	ADDRESS
CITIBANK ESPAÑA SA	ES5914740000120012484003 ]	Calle Jose Ortega y Gasset nº29, 4th Floor Madrid- 28006

ANNEX V TO THE SPANISH SALE AGREEMENT

FORM OF SPANISH COMPANY NOTE

SUBORDINATED NOTE

            , 200

1. Note. FOR VALUE RECEIVED, the undersigned, JDER Limited, a private limited liability company organised under the laws of Ireland (“Jder Limited”), hereby unconditionally promises to pay to the order of JOHNSONDIVERSEY ESPAÑA SL, a “sociedad limitada” organised under the laws of Spain (“Spanish Originator”), in Eurog and in immediately available funds, on or before the date following the Facility Termination Date which is two years and one day after the later to occur of (i) the Outstanding Balance of all Receivables sold by the Spanish Originator to the Jder Limited under the “Spanish Sale Agreement” referred to below has been reduced to zero and (ii) the Spanish Originator has paid to Jder Limited all indemnities, adjustments and other amounts which are owed thereunder in connection with its purchase of Eligible Receivables thereunder (the “Collection Date”), the aggregate unpaid principal sum listed on the Schedule hereto, pursuant to and in accordance with the terms of that certain Spanish Sale Agreement dated as of September 8, 2009 among Spanish Originator and Jder Limited, as Purchaser (as amended, restated, supplemented or otherwise modified from time to time, the “Spanish Sale Agreement”). Reference to Article II, Clause 2.1 of the Spanish Sale Agreement is hereby made for a statement of the terms and conditions under which credit extended hereby has been and will be made. All terms which are capitalised and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Spanish Sale Agreement.

2. Interest. Jder Limited further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Euribor Rate appearing on the Screen as the EURIBOR Rate for deposits in Euro (€) as of 11:00 a.m. Brussels time on the first Spanish Originator Business Day of each month (or portion thereof) during the term of this Spanish Company Note (the “Subordinated Note”), computed for actual days elapsed on the basis of a year consisting of 360 days and changing on the first Spanish Originator Business Day of each month hereafter (“EURIBOR”); provided, however, that if Jder Limited shall default in the payment of any principal hereof, Jder Limited promises to pay, on demand, interest at the rate equal to EURIBOR plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Spanish Originator Business Day of each month in arrears; provided, however, in case that Jder Limited does not honour any interes payment on the date it is due, the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any credit extended under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.]

3. Principal Payments. Spanish Originator or its duly authorised designee is authorised and directed by Jder Limited to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each credit extended to it which is evidenced by this Subordinated Note and the amount of each payment of principal made by Jder Limited, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Spanish Originator to make any such entry or any error therein shall expand, limit or affect the obligations of Jder Limited hereunder.

4. No Deductions. No Withholding. All amounts payable pursuant to this Subordinated Note shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any deduction or withholding is required by law in respect of any payment due to the Spanish Originator pursuant to this Subordinated Note, Jder Limited shall:

(i)	ensure that the deduction or withholding is made and does not exceed the minimum legal requirement therefor;

(ii)	pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with the applicable law;

(iii)	increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Spanish Originator after the deduction or withholding (and after taking into account any further deduction or withholding which is required to be made which arises as a consequence of the increase) shall be equal to the amount which the Spanish Originator would have been entitled to receive in the absence of any requirement to make a deduction or withholding; and

(iv)	promptly deliver to the Spanish Originator appropriate receipts evidencing the deduction or withholding which has been made.

The obligation to pay an increased amount under subclause (iii) above shall not apply if the reason for the requirement to withhold is as a consequence of the Spanish Originator not being resident for tax purposes in an EU Member State of the European Communities and/or as a consequence of receiving payments hereunder in connection with that part of its trade or business which is carried on in Ireland by the Spanish Originator through a branch or agency.

If the Spanish Originator determines in its absolute discretion that it has received, realised, utilised and retained a tax benefit by reason of any deduction or withholding in respect of which Jder Limited has made an increased payment under this clause 4 the Spanish Originator shall, provided it has received all the amounts which are then due and payable by Jder Limited under this Subordinated Note pay to Jder Limited (to the extent that the Spanish Originator can do so without prejudicing the amount of that benefit or the right of the Spanish Originator to obtain any other benefit relief or amounts which may be available to it) such amount, if any, as the Spanish Originator shall determine will leave the Spanish Originator in no better and no worse position than the Spanish Originator would have been if the deduction or withholding had not been required provided that the Spanish Originator shall have an absolute discretion as to the time at which and the order and manner in which he realises or utilises any tax benefit, and if under the provisions of the Spain Irish double tax treaty the requirement to make such deduction or withholding may be avoided, each of the Spanish Originator and Jder Limited shall make all necessary claims and prepare all necessary documents which may be required in order for the Spanish Originator to claim the benefit of the treaty and Jder Limited and the Spanish Originator shall use all reasonable endeavours to ensure that such claim is processed expeditiously.

5. Subordination. Spanish Originator shall have the right to receive, and Jder Limited shall make, any and all payments and prepayments relating to the credit extended under this Subordinated Note provided that, after giving effect to any such payment or prepayment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Receivables Purchase Agreement hereinafter referred to) owned by Jder Limited at such time exceeds the sum of (a) all unpaid amounts outstanding at such time under the Receivables Purchase Agreement, plus (b) the aggregate outstanding principal balance of all credit extended under this Subordinated Note. Spanish Originator hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, or at any time after the occurrence of a Termination Event that is continuing, Spanish Originator shall be subordinated in its right of payment to the prior payment of any indebtedness or obligation of Jder Limited owing to the Agent (as defined below) and the Purchaser (as defined below) under that certain Receivables Purchase Agreement dated as of September 8, 2009 by and among Jder Limited, Hannover Funding Company LLC (the “Purchaser”), the Spanish Originator, NordDeutsche Landesbank Girozentrale, as agent for the Purchaser (in such capacity, together with its successors and assigns in such capacity, the “Agent”) and the various other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent and the Purchaser and/or any of their respective assignees (collectively, the “Senior Claimants”). Until the date on which the “Investment” outstanding under the Receivables Purchase Agreement has been repaid in full and all other obligations of Jder Limited thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Spanish Originator shall not institute against Jder Limited any proceeding of the type described in paragraph (r) of Exhibit V to the Receivables Purchase Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by Spanish Originator in violation of this Section 4, Spanish Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

6. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in paragraph (g) of Exhibit V to the Receivables Purchase Agreement involving Jder Limited as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the “Investment” and the Senior Claim (including “Discount” as defined and as accruing under the Receivables Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such Discount is an allowable claim in any such proceeding) before Spanish Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of Jder Limited of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

7. Amendments. This Subordinated Note shall not be amended or modified except in accordance with the terms of the Spanish Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchaser.

8. GOVERNING LAW. THIS SUBORDINATED NOTE SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF IRELAND. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

9. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Spanish Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

10. Incorporation by Reference. The provisions of Article XIII (Limited Recourse), Article XIV (Non-Petition) and Clause 15.7 of Article XV of the Spanish Sale Agreement shall apply, mutatis mutandis, to this Subordinated Note.

11. Taxes.

11.1.	(i) By holding this Subordinated Note, the Spanish Originator, on the date the Subordinated Note is issued and on each date a payment is made to the Spanish Originator, shall be deemed to represent to Jder Limited that it is a company which is resident for the purposes of tax in an EU Member State (by virtue of such laws of the EU Member State) and does not receive payments hereunder in connection with that part of its trade or business which is carried on in Ireland by it through a branch or agency; and, in this context, “EU Member State” means a Member State of the European Communities (other than Ireland).

11.2.	(ii) The Spanish Originator shall promptly notify Jder Limited if it has ceased to be resident in an EU Member State or if it commences to receive payments hereunder in connection with a trade or business which is carried on by it in Ireland by it through a branch or agency.

12. Assignment. This Subordinated Note may not be transferred or or assigned by endorsement or otherwise.

JDER LIMITED

By:
Title

Schedule

To

SUBORDINATED NOTE

CREDIT EXTENDED AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF CREDIT EXTENDED	AMOUNT OF PRINCIPAL PAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY (INITIALS OF RESPONSIBLE OFFICER)

ANNEX VI TO SPANISH SALE AGREEMENT

GLOBAL LETTER OF OFFER

[Date]

To:	JDER Limited

Attention:	[—]

[cc:	[—]

Attention:	[—]]

Dear Sirs,

1.	Pursuant to the sale agreement (the “UK Sale Agreement”) dated [—] 2009 between you, JDER Limited (the “Assignee”) and JohnsonDiversey UK Limited (“JDI UK”), the sale agreement (the “Spanish Sale Agreement”) dated [—] 2009 between you, the Assignee, and JohnsonDiversey España S.L (“JDI Spain”) and the sale agreement (the “French Sale Agreement”) dated [—] 2009 between, amongst others, you, the Assignee, and JohnsonDiversey France S.A.S. (“JDI France”), concerning the purchase of Eligible Receivables from JDI UK, JDI Spain and JDI France respectively, to the extent that JDI UK, JDI Spain or JDI France is the beneficial owner, we offer to you, the Purchaser, pursuant to this Letter of Offer (a “Letter of Offer”), an assignment of:

(i)	each and every Offered Receivable (such term as defined in the UK Sale Agreement and henceforth defined as the “UK Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI UK, together with the Receivables Property (such term as defined in the UK Sale Agreement and henceforth defined as the “UK Receivables Property”) related to such UK Receivable;

(ii)	each and every Offered Receivable (such term as defined in the Spanish Sale Agreement and henceforth defined as the “Spanish Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI Spain, together with [the Receivables Property] (such term as defined in the Spanish Sale Agreement and henceforth defined as the “Spanish Receivables Property”) related to such Spanish Receivable; and

(iii)	each and every Offered Receivable (such term as defined in the French Sale Agreement and henceforth defined as the “French Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI France, together with [the Receivables Property] (such term as defined in the French Sale Agreement and henceforth defined as the “French Receivables Property”) related to such French Receivable, representing, in the aggregate, the Eligible Receivables (and related UK Receivables Property, Spanish Receivables Property and French Receivables Property) [in relation to JDI UK, JDI Spain and JDI France] transferred to you on the date of this Letter of Offer.

2.	The Purchase Price for the:

(i)	UK Receivables covered in this Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI UK];

(ii)	Spanish Receivables covered in this Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI Spain]; and

(iii)	French Receivables covered in this Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI France].

3.	The provisions of:

(i)	the UK Sale Agreement apply to this offer in relation to the UK Receivables and the UK Receivables Property and any purchase by the Assignee pursuant hereto in relation to such UK Receivables and UK Receivables Property;

(ii)	the Spanish Sale Agreement apply to this offer in relation to the Spanish Receivables and the Spanish Receivables Property and any purchase by the Assignee pursuant hereto in relation to such Spanish Receivables and Spanish Receivables Property; and

(iii)	the French Sale Agreement apply to this offer in relation to the French Receivables and the French Receivables Property and any purchase by the Assignee pursuant hereto in relation to such French Receivables and French Receivables Property, and except as otherwise provided herein, capitalised terms in this letter have the meaning ascribed to them in the receivables purchase agreement dated [—] 2009 between (1) the Assignee, (2) Hannover Funding Company LLC, (3) Norddeutsche Landesbank Girozentrale, (4) JDI UK, (5) JDI France and (6) JDI Spain.

Yours faithfully,

Authorised Signatory

For and on behalf of

JohnsonDiversey UK Limited

Authorised Signatory

For and on behalf of

JohnsonDiversey España S.L

Authorised Signatory

For and on behalf of

JohnsonDiversey France S.A.S.

Exhibit

ANNEX VII TO SPANISH SALE AGREMENT

First List of Purchased Receivables

1.- List identifying all Purchased Receivables, which includes:

i) Total Number of Receivables Purchased

ii) Amount of Purchased Receivables (including Nominal Value of the Purchased Receivables, Discount Amount and the Net amount Paid)

iii) Payment Dates.

2.- With respect to those which are evidenced by draft instruments (título-valor o documento cambiario) or in any document or instrument that has the purpose of transferring funds (instrumento con función de giro), please note that it has to be expressly declared:

(i)	the type of draft document, i.e. promissory note (pagaré), bill of credit (letra de cambio), etc. in which the relevant receivable is documented and

(ii)	the concrete purchase price for the acquisition of each receivable

The Spanish Originator represents it has received from JDER Limited the relevant payment for the Purchased Receivables, as stated in Recital III above, and hereby grants formal receipt of such amount to JDER Limited.